EXHIBIT 10.39
Amendment and Acknowledgement
This Amendment and Acknowledgement (this “Amendment”) is made as of this 9th day of March, 2006 (the “Effective Date”) by and between NOVINT TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware (“Novint”) and FORCE DIMENSION, LLC, a Limited Liability Company organized under the laws of Switzerland (“Force Dimension”). This Amendment relates to certain obligations under an Intellectual Property License Agreement entered on or about January 5, 2004 (the “License Agreement”), as amended by an Amendment made May 10, 2005 (the “Previous Amendment,” and, together with the License Agreement, the “Existing Agreement”), which Existing Agreement remains in full force and effect except as expressly modified by this Amendment.
1. Background.
1.1.	The Existing Agreement concerns obligations and intellectual property rights related to certain haptic device technology described in the Existing Agreement.

1.2.	Capitalized terms in this Amendment have the meanings set forth in the Existing Agreement, unless expressly defined in this Agreement.

1.3.	Novint and Force Dimension desire to clarify and memorialize the satisfaction of certain of their respective obligations under the Existing Agreement, as set forth herein.
2. Payments by Novint.
2.1.	Obligations. Novint, under 3.1 of the Existing Agreement as amended in the Previous Amendment, was obliged to pay to Force Dimension a license fee of $15,000 (3.1(a)); a milestone payment of $50,000 (3.1(b)); a milestone payment of $50,000 (3.1(c)); a license fee of $50,000 (3.1(d)); a fee for technical support services of $455,000 (3.1(e)); and to issue to Force Dimension 250,000 shares of Novint’s common stock (3.1(f)).

2.2.	Previous Payments. Novint has paid to Force Dimension the license fee under 3.1(a); the milestone payment under 3.1(b); and the milestone payment under 3.1(c); and has issued to Force Dimension the 250,000 shares of common stock under 3.1(f). The receipt of the foregoing payments and stock is hereby acknowledged by Force Dimension.

2.3.	Stock Payment. Novint agrees to grant to Force Dimension 607,500 shares of Novint’s common stock (the “Shares”), subject to applicable law and subject to the Force Dimension’s timely execution of documents, if any, required for such issuance to be exempt from registration. Novint and Force Dimension agree that the issuance of Shares under this provision shall be full satisfaction of all payment obligations from Novint to Force Dimension under the Existing Agreement, specifically including without limitation Novint’s payment obligations under 3.1, 3.4, and 3.5 (for all years prior to 2007) of the Existing Agreement, but specifically excluding Novint’s payment obligations under 3.2, 3.3, and 3.5 (for 2007 and

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subsequent years). In connection with the contemplated issuance of the Shares, Force Dimension represents and warrants to Novint as follows:
2.3.1	Force Dimensions understands that the Shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Shares as principal for its own account, and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting Force Dimension’s right to sell the Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws). Force Dimension is acquiring the Shares hereunder in the ordinary course of its business and does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

2.3.2	At the time Force Dimension receives any of the Shares, Force Dimension will be an “accredited investor” as defined in Rule 501 under the Securities Act.

2.3.3	Force Dimension has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Force Dimension is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

2.3.4	Force Dimension is not receiving the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.3.5	During any period when Force Dimension continues to hold shares of Novint’s common stock, Novint shall not provide Force Dimension with any material nonpublic information without prior written consent from Force Dimension, except for information related to the Existing Agreement (including information related to completion or progress toward Milestones thereunder) and except for information related to intellectual property involving Force Dimension rights or personnel. In the event that any material nonpublic information is provided by Novint to Force Dimension, Novint shall advise Force Dimension in writing promptly when such information is no longer material and nonpublic. If Force Dimension shall not have provided prior written consent to the receipt of material nonpublic information, then Force Dimension shall be entitled to rely, in connection with any resales of Novint

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common stock, on the fact that is possesses no such information.

2.3.9	Reports Under Securities Exchange Act of 1934. With a view to making available to Force Dimension the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Force Dimension to sell securities of Novint to the public without registration, Novint shall make commercially reasonable efforts to (a) make and keep available adequate current public information within the meaning of SEC Rule 144 at all times after the date hereof and for so long as Force Dimension continues to hold shares of Novint common stock and Novint remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act; (b) file with the SEC in a timely manner all reports and other documents required of Novint under the Securities Act and the Exchange Act; and (c) cause the shares of Novint common stock held by Force Dimension to be admitted for trading on each exchange or market upon which shares of Novint common stock are from time to time admitted for trading. In addition, to facilitate the resale by Force Dimension of shares of Novint common stock, Novint agrees to use its reasonable best efforts to process any proposed transfer of shares by Force Dimension as promptly as practicable after written notice thereof from Force Dimension.

2.3.10	Put Option; Exercise. Subject to the terms and conditions hereof, the Company hereby grants to Force Dimension, the right and option, but not the obligation, to require the Company to repurchase all of the Shares during the period of thirty business days beginning on the six month anniversary of the Effective Date (or such date is not a business day, the next succeeding business day) (the “Exercise Period”) for an aggregate purchase price of $405,000 (the “Put Option”). Force Dimension may exercise the Put Option by providing a written notice of exercise duly executed by Force Dimension at least 5 business days prior to the end of the Exercise Period. In the event Force Dimension exercises the Put Option, it shall deliver certificates evidencing the Shares to the Company by the end of the Exercise Period and the Company shall pay the $405,000 upon receipt of such share certificates. The Put Option may not be partially exercised and shall apply to all of the Shares.
3. Obligations of Force Dimension.
3.1.	Force Dimension, under the Existing Agreement, was obliged to deliver to Novint a First Deliverable and a Second Deliverable, each on or before a corresponding deadline. Novint

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acknowledges that Force Dimension has delivered the First Deliverable and the Second Deliverable, in full satisfaction of Force Dimension’s obligations to do so.
4. Timelines and Due Dates.
4.1.	Novint and Force Dimension acknowledge that there have been various delays in the Parties’ performances under the Existing Agreement. Novint and Force Dimension hereby agree that all deadlines or dates for performance under the Exiting Agreement are replaced by dates one year after the date specified by the Existing Agreement, and waive any claims against the other party arising out of any previous late delivery or performance under the Existing Agreement. Without limiting the generality of the foregoing, the deadlines in Exhibit D Novint Performance Milestones are specifically extended by one year each, as set forth following:
4.1.1.	Milestone 1 is in the time period beginning on the Effective Date and ending two calendar years thereafter;

4.1.2.	Milestone 2 is before the third anniversary of the Effective Date;

4.1.3.	Milestone 3 is before the fourth anniversary of the Effective Date;

4.1.4.	Milestone 4 begins on the fourth anniversary of the Effective Date.
5.	Restatement of Exhibit D. Novint and Force Dimension acknowledge that, subsequent to the execution of the Existing Agreement, the intended business model has changed. Consequently, Exhibit D is replaced in its entirety with the following:
RESTATED EXHIBIT D
NOVINT PERFORMANCE MILESTONES
1. In the time period beginning on the Effective Date and ending one calendar year thereafter:
Game prototypes developed and presented to game publishers
Detailed market study is complete for all target markets, including United States, Canada, Europe and Japan
Detailed time schedule for transition to volume production
2. Before the second anniversary of the Effective Date:
Memorandum of Understanding, Term Sheet or similar instrument signed with hardware manufacturer
Novint is actively carrying out game development with publishers or developers Software API V1 finalized for developers
3. Before the third anniversary of the Effective Date:
At least one Licensed Product is generally available for sale at retail or online in the United States, Canada, all countries of the European Union, and Japan.

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4. On the third anniversary of the Effective Date and thereafter until Novint has paid to Force Dimension a total of Fifteen Million Dollars ($15,000,000) in the aggregate pursuant to Section 3.2:
At least one Licensed Product is generally available for sale at retail or online in the United States, Canada, all countries of the European Union, Japan, China (including Hong Kong and Taiwan), South Korea, Singapore, Australia and New Zealand.
6. Miscellaneous.
6.1.	Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original and all of which, together with the Existing Agreement, shall constitute the same document.

6.2.	Severability. If a court of competent jurisdiction declares any provision of this Amendment invalid or unenforceable, or if any government or other agency having jurisdiction over either party deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Amendment shall continue in full force and effect. The parties further agree to negotiate in good faith with the intention of agreeing to and implementing an amendment to replace such void, invalid, unenforceable, or unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void, invalid, unenforceable or unlawful provision.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NOVINT TECHNOLOGIES, INC.	FORCE DIMENSION, LLC

By:	By:

Its:	Its:

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